EXHIBIT 99.1

Flushing Financial Corporation Reports 6.8 Percent Increase in Core Earnings for the Nine Months Ended September 30, 2011

THIRD QUARTER 2011 HIGHLIGHTS

  Core diluted earnings per common share were $0.30, a decrease of $0.01 from the comparable prior year period, and the same as recorded during the three months ended June 30, 2011.
  GAAP diluted earnings per common share were $0.33, a decrease of $0.15 from the comparable prior year period, and an increase of $0.04 from the three months ended June 30, 2011. The comparable prior year period included a net tax benefit of $5.5 million, or $0.18 per diluted common share. Excluding this net tax benefit, diluted earnings per common share increased $0.03, or 10%.
  The net interest margin was 3.60%, a four basis point increase from the comparable prior year period, and a decrease of one basis point from the three months ended June 30, 2011.
  Loan applications in process increased $17.0 million during the third quarter of 2011 to $214.4 million at September 30, 2011.
  Non-performing assets increased $7.6 million to $123.1 million at September 30, 2011 from $115.5 million at June 30, 2011.
  Allowance for loan losses as a percentage of gross loans increased to 0.92% at September 30, 2011.
  Other-than-temporary impairment charges of $0.7 million were recorded on four private issue collateralized mortgage obligations during the three months ended September 30, 2011.
  The provision for loan losses in the third quarter of 2011 totaled $5.0 million.
  Net charge-offs for the three and nine months ended September 30, 2011 were $4.8 million, or 0.59% and $13.1 million, or 0.54% of average loans, respectively.

LAKE SUCCESS, N.Y., Oct. 27, 2011 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced its financial results for the three and nine months ended September 30, 2011.

John R. Buran, President and Chief Executive Officer, stated: "GAAP net income was $10.2 million, or $0.33 per diluted common share for the three months ended September 30, 2011, which was a decrease of $4.5 million, or $0.15 per diluted common share from the comparable prior year period. However, after excluding a non-recurring net tax benefit of $5.5 million, or $0.18 per diluted common share, recorded during the three months ended September 30, 2010 due to a legislative change in the New York State and City tax bad debt deduction, net income increased $1.0 million, or $0.03 per diluted common share. Core net income was $9.3 million, or $0.30 per diluted common share for the three months ended September 30, 2011, which was the same as that recorded for the three months ended June 30, 2011.

"Loan originations for the third quarter of 2011 totaled $105.9 million, an increase of $26.2 million from the comparable prior year period and an increase of $27.6 million from the three months ended June 30, 2011. We have seen an increase in loan demand as loan applications in process totaled $214.4 million at September 30, 2011 an increase of $17.0 million from June 30, 2011 and an increase of $72.2 million from December 31, 2010. Although we are encouraged by the increases in loan originations and loan demand, origination activity still remains below pre-recession levels. We continue to focus on originating multi-family mortgage loans while at the same time deemphasizing the origination of non-owner occupied commercial real estate and construction loans. In addition, we have allowed commercial real estate borrowers who do not have their deposits with us to refinance with other institutions. During the third quarter of 2011, the total originations of multi-family mortgage loans increased $22.4 million to $61.0 million from the comparable prior year period, while the combined total of commercial real estate and construction loan originations was cut in half to $4.1 million for the third quarter of 2011 from the comparable prior year period. As a result, total net loans decreased $2.4 million from June 30, 2011 to $3,199.5 million at September 30, 2011.

"As loan originations continue to remain below pre-recession levels, we have focused on reducing our cost of funds. We reduced our total cost of interest-bearing liabilities by 36 basis points to 2.03% for the three months ended September 30, 2011 from 2.39% for the comparable prior year period. The cost of due to depositors decreased 21 basis points to 1.62% for the three months ended September 30, 2011 from 1.83% for the comparable prior year period. We also have been strategically decreasing borrowed funds by replacing maturing advances with lower costing deposits or extending maturities and locking in today's lower costs. During the third quarter of 2011, we refinanced $106.5 million in advances that were scheduled to mature in 2012 and 2013 at a savings of 120 basis points and extended the terms to mature in 2015, 2016 and 2017.

"To further reduce our funding costs, we continue to make a concerted effort to attract more non-interest bearing deposits, primarily business deposits. As a result, the average balance of non-interest bearing deposits increased $22.7 million, of which $21.9 million of the increase was business deposits, to $110.8 million for the three months ended September 30, 2011 from $88.1 million for the comparable prior year period. In July 2011, we also introduced an interest bearing checking account for businesses when this product became permissible by the Dodd Frank Wall Street Reform and Consumer Protection Act. At September 30, 2011, we had $32.5 million in this new checking account product. We believe this product will provide an additional source of lower costing funding for the Company.

"Loans delinquent over 30 days totaled $187.7 million at September 30, 2011, an increase of $2.0 million from June 30, 2011, but a decrease of $24.8 million from December 31, 2010. Non-accrual loans increased $1.7 million in the third quarter of 2011 from June 30, 2011. However, total loans delinquent over 90 days decreased $10.1 million from June 30, 2011 to $98.0 million at September 30, 2011, with loans classified Substandard decreasing $12.9 million during the same period. During the three months ended September 30, 2011, we sold 18 non-performing loans totaling $7.4 million. The increase in non-accrual loans during the third quarter of 2011 was primarily due to the reclassification of one $11.5 million construction loan, which was classified as a performing accruing troubled debt restructured during the second quarter of 2011, to non-accrual status during the third quarter of 2011, as the loan had not complied with its modified terms. While construction on this project is complete, there have been delays in obtaining the certificate of occupancy. We anticipate the borrower obtaining the certificate of occupancy and accepting contracts on the units in the near term. The project is comprised of two-family homes, and has sufficient collateral value to repay the loan.

"Net charge-offs for the third quarter of 2011 totaled $4.8 million, an increase of $1.7 million from the second quarter of 2011. The majority of our non-performing loans are collateralized by residential income producing properties located in the New York City metropolitan area that continue to show low vacancy rates, thereby retaining more of their value. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 61.7% at September 30, 2011. We realized 85 cents on the dollar from the sale of non-performing loans during the three months ended September 30, 2011. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in this portfolio that constitutes the majority of our non-performing loans. The provision for loan losses recorded in the third quarter of 2011 was unchanged at $5.0 million from that recorded in the second quarter of 2011.

"At September 30, 2011, the Bank continues to be well-capitalized under regulatory requirements, with Core, Tier 1 risk-based and Total risk-based capital ratios of 9.51%, 14.24% and 15.28%, respectively."

Core earnings, which exclude the effects of net gains and losses from fair value adjustments, other-than-temporary impairment ("OTTI") charges, net gains from the sale of securities, and certain non-recurring items, were $9.3 million for the three months ended September 30, 2011, a decrease of $0.1 million, or 1.0%, from $9.4 million in the comparable prior year period. Core diluted earnings per common share were $0.30 for the three months ended September 30, 2011, a decrease of $0.01, or 0.3%, from the comparable prior year period.

Core earnings for the nine months ended September 30, 2011 were $27.4 million, an increase of $1.7 million, or 6.8%, from $25.6 million for the comparable prior year period. Core diluted earnings per common share were $0.89 for the nine months ended September 30, 2011, an increase of $0.05 per common share, or 6.0%, from $0.84 per common share in the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP and Core Earnings."

Earnings Summary - Three Months Ended September 30, 2011

Net income for the three months ended September 30, 2011 was $10.2 million, a decrease of $4.5 million, or 30.6%, compared to $14.6 million for the three months ended September 30, 2010. Diluted earnings per common share were $0.33 for the three months ended September 30, 2011, a decrease of $0.15, or 31.3%, from $0.48 for the three months ended September 30, 2010. The three months ended September 30, 2010 included a net tax benefit of $5.5 million, or $0.18 per diluted common share, due to a legislative change in the New York State and City tax bad debt deduction. Excluding this net tax benefit, net income and diluted earnings per common share would have increased $1.0 million and $0.03, respectively.

Return on average equity was 9.9% for the three months ended September 30, 2011 compared to 15.4% for the three months ended September 30, 2010. Return on average assets was 0.9% for the three months ended September 30, 2011 compared to 1.4% for the three months ended September 30, 2010. Excluding the net tax benefit discussed above, return on average equity and return on average assets would have been 9.6% and 0.9%, respectively, for the three months ended September 30, 2010.

For the three months ended September 30, 2011, net interest income was $37.1 million, an increase of $1.2 million, or 3.5%, from $35.9 million for the three months ended September 30, 2010. The increase in net interest income is attributable to a four basis point increase in the net-interest spread to 3.44% for the three months ended September 30, 2011 from 3.40% for the three months ended September 30, 2010, combined with an increase in the average balance of interest-earning assets of $88.1 million to $4,117.1 million for the three months ended September 30, 2011. The yield on interest-earning assets decreased 32 basis points to 5.47% for the three months ended September 30, 2011 from 5.79% for the three months ended September 30, 2010. However, this was more than offset by a decline in the cost of funds of 36 basis points to 2.03% for the three months ended September 30, 2011 from 2.39% for the comparable prior year period. The net interest margin improved four basis points to 3.60% for the three months ended September 30, 2011 from 3.56% for the three months ended September 30, 2010. Excluding prepayment penalty income, the net interest margin would have increased three basis points to 3.54% for the three months ended September 30, 2011 from 3.51% for the three months ended September 30, 2010.

The 32 basis point decline in the yield of interest-earning assets was primarily due to a 19 basis point reduction in the yield of the loan portfolio to 5.96% for the three months ended September 30, 2011 from 6.15% for the three months ended September 30, 2010, combined with a 34 basis point decline in the yield on total securities to 4.07% for the three months ended September 30, 2011 from 4.41% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $52.2 million decrease in the average balance of the higher yielding loan portfolio for the three months ended September 30, 2011 and a $140.3 million increase in the combined average balances of the lower yielding securities portfolio and interest-earning deposits for the three months ended September 30, 2011, both of which have a lower yield than the yield of total interest-earning assets. The 19 basis point decrease in the loan portfolio was primarily due to the decline in the rates earned on new loan originations. The 34 basis point decrease in the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio. The yield on the mortgage loan portfolio decreased 19 basis points to 6.03% for the three months ended September 30, 2011 from 6.22% for the three months ended September 30, 2010. The yield on the mortgage loan portfolio, excluding prepayment penalty income, decreased 21 basis points to 5.94% for the three months ended September 30, 2011 from 6.15% for the three months ended September 30, 2010.

The 36 basis point decrease in the cost of interest-bearing liabilities is primarily attributable to the Bank reducing the rates it pays on its deposit products and reducing higher costing borrowed funds. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 37 basis points, 44 basis points, 22 basis points and 28 basis points, respectively, for the three months ended September 30, 2011 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 21 basis points to 1.62% for the three months ended September 30, 2011 from 1.83% for the three months ended September 30, 2010. The cost of borrowed funds decreased 63 basis points from the comparable prior year period to 3.83% for the three months ended September 30, 2011, while the average balance decreased $88.5 million to $726.7 million for the three months ended September 30, 2011 from $815.2 million for the comparable prior year period.

The net interest margin for the three months ended September 30, 2011 decreased one basis point to 3.60% from 3.61% for the three months ended June 30, 2011. The yield on interest-earning assets decreased seven basis points during the third quarter of 2011 while the cost of interest-bearing liabilities decreased six basis points to 2.03%. Excluding prepayment penalty income, the net interest margin would have been 3.54% for the three months ended September 30, 2011, the same as that for the three months ended June 30, 2011.

A provision for loan losses of $5.0 million was recorded for the three months ended September 30, 2011, which was the same as that recorded for the three months ended September 30, 2010.  During the three months ended September 30, 2011, non-performing loans increased $6.3 million to $116.4 million from $110.0 million at June 30, 2011. Net charge-offs for the three months ended September 30, 2011 totaled $4.8 million. Non-performing loans primarily consists of mortgage loans collateralized by residential income producing properties located in the New York City metropolitan market that continue to show low vacancy rates, thereby retaining more of their value. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 61.7% at September 30, 2011. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in this segment of the loan portfolio that constitutes the majority of our non-performing loans. The Bank continues to maintain conservative underwriting standards. However, given the level of non-performing loans, the current economic uncertainties, and the charge-offs recorded in the third quarter of 2011, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $5.0 million provision for possible loan losses in the third quarter of 2011.

Non-interest income for the three months ended September 30, 2011 was $4.3 million, an increase of $2.3 million from $1.9 million for the three months ended September 30, 2010. The increase in non-interest income was primarily due to a $2.1 million increase in net gains from fair value adjustments and a $0.5 million increase in net gains from the sale of loans. These increases were partially offset by a $0.1 million increase in OTTI charges recorded and a $0.1 million decline in dividends received from the FHLB-NY, from the comparable prior year period.

Non-interest expense was $19.5 million for the three months ended September 30, 2011, an increase of $1.8 million, or 10.4%, from $17.7 million for the three months ended September 30, 2010. The increase was primarily due to the growth of the Bank over the past year, which included the opening of a new branch in January 2011, an increase in stock based compensation expense, employee benefits expense and other real estate owned/foreclosure expense. Salaries and benefits increased $1.0 million due to a new branch, employee salary increases as of January 1, 2011, and increases in stock based compensation, payroll taxes, and employee medical and retirement costs. Other real estate owned/foreclosure expense increased $0.4 million and other operating expense increased $0.2 million. These increases were partially offset by a $0.2 million decrease in FDIC assessments during the three months ended September 30, 2011 from the comparable prior year period. The efficiency ratio was 48.3% for the three months ended September 30, 2011 compared to 46.0% for the three months ended September 30, 2010.

Earnings Summary - Nine Months Ended September 30, 2011

Net income for the nine months ended September 30, 2011 was $27.2 million, a decrease of $3.1 million, or 10.3%, compared to $30.3 million for the nine months ended September 30, 2010. Diluted earnings per common share were $0.88 for the nine months ended September 30, 2011, a decrease of $0.12, or 12.0%, from $1.00 for the nine months ended September 30, 2010. The nine months ended September 30, 2010 included a net tax benefit of $5.5 million, or $0.18 per diluted common share, due to a legislative change in the New York State and City tax bad debt deduction. Excluding this net tax benefit, net income and diluted earnings per common share would have increased $2.4 million and $0.06, respectively.

Return on average equity was 9.1% for the nine months ended September 30, 2011 compared to 10.9% for the nine months ended September 30, 2010.  Return on average assets was 0.8% for the nine months ended September 30, 2011 compared to 1.0% for the nine months ended September 30, 2010. Excluding the net tax benefit discussed previously return on average equity and return on average assets would have been 8.9% and 0.8%, respectively, for the nine months ended September 30, 2010.

For the nine months ended September 30, 2011, net interest income was $111.1 million, an increase of $8.2 million, or 8.0%, from $102.8 million for the nine months ended September 30, 2010. The increase in net interest income is attributable to an increase in the average balance of interest-earning assets of $114.7 million to $4,101.2 million for the nine months ended September 30, 2011, combined with an increase in the net interest spread of 18 basis points to 3.45% for the nine months ended September 30, 2011 from 3.27% for the nine months ended September 30, 2010. The yield on interest-earning assets decreased 27 basis points to 5.52% for the nine months ended September 30, 2011 from 5.79% for the nine months ended September 30, 2010. However, this was more than offset by a decline in the cost of funds of 45 basis points to 2.07% for the nine months ended September 30, 2011 from 2.52% for the comparable prior year period. The net interest margin improved 17 basis points to 3.61% for the nine months ended September 30, 2011 from 3.44% for the nine months ended September 30, 2010.

The 27 basis point decline in the yield of interest-earning assets was primarily due to a 15 basis point reduction in the yield of the loan portfolio to 5.98% for the nine months ended September 30, 2011 from 6.13% for the nine months ended September 30, 2010, combined with a 34 basis point decline in the yield on total securities to 4.14% for the nine months ended September 30, 2011 from 4.48% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $124.7 million increase in the combined average balances of the lower yielding securities portfolio and interest-earning deposits for the nine months ended September 30, 2011, both of which have a lower yield than the yield of total interest-earning assets. The 15 basis point decrease in the loan portfolio was primarily due to the decline in the rates earned on new loan originations. The 34 basis point decrease in the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio. The yield on the mortgage loan portfolio decreased 13 basis points to 6.06% for the nine months ended September 30, 2011 from 6.19% for the nine months ended September 30, 2010. The yield on the mortgage loan portfolio, excluding prepayment penalty income, decreased 16 basis points to 5.98% for the nine months ended September 30, 2011 from 6.14% for the nine months ended September 30, 2010.

The 45 basis point decrease in the cost of interest-bearing liabilities is primarily attributable to the Bank reducing the rates it pays on its deposit products. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 50 basis points, 47 basis points, 22 basis points and 33 basis points, respectively, for the nine months ended September 30, 2011 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 34 basis points to 1.61% for the nine months ended September 30, 2011 from 1.95% for the nine months ended September 30, 2010. The cost of borrowed funds decreased 19 basis points to 4.20% for the nine months ended September 30, 2011 from 4.39% for the nine months ended September 30, 2010 with the average balance decreasing $204.2 million to $693.3 million for the nine months ended September 30, 2011 from $897.5 million for the nine months ended September 30, 2010.

The net interest margin for the nine months ended September 30, 2011 increased 17 basis points to 3.61% from 3.44% for the nine months ended September 30, 2010. The yield on interest-earning assets decreased 27 basis points while the cost of interest-bearing liabilities decreased 45 basis points during the nine months ended September 30, 2011 from the comparable prior year period. Excluding prepayment penalty income, the net interest margin would have been 3.55% for the nine months ended September 30, 2011, an increase of 15 basis points from 3.40% for the nine months ended September 30, 2010.

A provision for loan losses of $15.0 million was recorded for the nine months ended September 30, 2011, which was the same as that recorded in the nine months ended September 30, 2010. During the nine months ended September 30, 2011, non-performing loans increased $4.3 million to $116.4 million from $112.1 million at December 31, 2010. Net charge-offs for the nine months ended September 30, 2011 totaled $13.1 million. Non-performing loans primarily consists of mortgage loans collateralized by residential income producing properties located in the New York City metropolitan market that continue to show low vacancy rates, thereby retaining more of their value. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 61.7% at September 30, 2011. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in this segment of the loan portfolio that constitutes the majority of our non-performing loans. The Bank continues to maintain conservative underwriting standards. However, given the level of non-performing loans, the current economic uncertainties, and the charge-offs recorded in 2011, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $15.0 million provision for possible loan losses for the nine months ended September 30, 2011.

Non-interest income for the nine months ended September 30, 2011 was $7.3 million, an increase of $1.1 million from $6.2 million for the nine months ended September 30, 2010. The increase in non-interest income was primarily due to a $1.4 million increase in net gains recorded from fair value adjustments and a $0.5 million increase in net gains on the sale of loans for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010. These increases were partially offset by a $0.6 million decrease in other income and a $0.3 million decline in dividends received from the FHLB-NY during the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010.

Non-interest expense was $58.4 million for the nine months ended September 30, 2011, an increase of $5.2 million, or 9.7%, from $53.2 million for the nine months ended September 30, 2010. The increase was primarily due to the growth of the Bank over the past year, which included the opening of a new branch in January 2011, an increase in stock based compensation expense, and an increase in other real estate owned/foreclosure expense. Salaries and benefits increased $3.3 million due to a new branch, employee salary increases as of January 1, 2011, and increases in stock based compensation, payroll taxes, and employee medical and retirement costs. Other real estate owned/foreclosure expense increased $0.9 million and other operating expense increased $0.8 million. The efficiency ratio was 49.2% for the nine months ended September 30, 2011 compared to 48.0% for the nine months ended September 30, 2010.

Balance Sheet Summary – At September 30, 2011

Total assets at September 30, 2011 were $4,303.5 million, a decrease of $21.2 million, or 0.5% from $4,324.7 million at December 31, 2010. Total loans, net decreased $49.2 million, or 1.5%, during the nine months ended September 30, 2011 to $3,199.5 million from $3,248.6 million at December 31, 2010. Loan originations and purchases were $283.3 million for the nine months ended September 30, 2011, a decrease of $37.3 million from $320.6 million for the nine months ended September 30, 2010. The decline in originations is attributable to the current economic environment and the shifting of our focus to multi-family properties and deemphasizing non-owner occupied commercial real estate and construction lending. However, loan applications in process increased to $214.4 million at September 30, 2011 compared to $197.4 million at June 30, 2011 and $142.2 million at December 31, 2010.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $0.7 million for the three months ended September 30, 2010 and $14.5 million and $7.7 million for the nine months ended September 30, 2011 and 2010, respectively. There were no loan purchases for the three months ended September 30, 2011.

	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2011	2010	2011	2010
Multi-family residential	$ 61,038	$ 38,631	$ 161,518	$ 127,406
Commercial real estate	4,050	6,015	7,062	33,367
One-to-four family – mixed-use property	5,907	7,657	18,552	22,459
One-to-four family – residential	8,362	8,379	15,571	29,293
Co-operative apartments	--	--	--	407
Construction	80	2,231	1,283	6,211
Small Business Administration	332	1,378	3,170	3,831
Taxi Medallion	--	4,075	26,234	52,852
Commercial business and other	26,158	11,344	49,875	44,749
Total	$ 105,927	$ 79,710	$ 283,265	$ 320,575

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the third quarter of 2011 had an average loan-to-value ratio of 42.8% and an average debt coverage ratio of 237%.

Non-accrual loans and charge-offs for impaired loans remain at elevated levels, primarily due to the current economic environment. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current. The Bank has people experienced in loan workouts to manage the delinquent loans. The Bank has also restructured certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured ("TDR"). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

(In thousands)	September 30, 2011	June 30, 2011	December 31, 2010

Multi-family residential	$ 9,701	$ 9,711	$ 11,242
Commercial real estate	2,424	2,430	2,448
One-to-four family - mixed-use property	797	800	206
Construction	8,508	23,431	--
Commercial business and other	2,000	2,000	--

Total performing troubled debt restructured	$ 23,430	$ 38,372	$ 13,896

During the three months ended September 30, 2011, one construction loan for $11.5 million, which was a performing TDR at June 30, 2011, was reclassified to non-accrual status as it is no longer performing in accordance with its modified terms. In addition, payments of $3.5 million were received on performing TDR.

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets at the periods indicated:

(In thousands)	September 30, 2011	June 30, 2011	December 31, 2010
Loans 90 days or more past due and still accruing:
Multi-family residential	$ --	$ --	$ 103
Commercial real estate	423	330	3,328
Construction	5,245	775	--
Commercial business and other	--	--	6
Total	5,668	1,105	3,437

Non-accrual loans:
Multi-family residential	27,846	35,540	35,633
Commercial real estate	21,062	23,918	22,806
One-to-four family - mixed-use property	29,890	28,968	30,478
One-to-four family - residential	10,673	10,186	10,695
Co-operative apartments	152	133	--
Construction	14,331	2,665	4,465
Small business administration	613	803	1,159
Commercial business and other	6,122	6,727	3,419
Total	110,689	108,940	108,655

Total non-performing loans	116,357	110,045	112,092

Other non-performing assets:
Real estate acquired through foreclosure	4,250	1,828	1,588
Investment securities	2,538	3,654	5,134
Total	6,788	5,482	6,722

Total non-performing assets	$ 123,145	$ 115,527	$ 118,814

Included in non-accrual loans at September 30, 2011 were seven loans totaling $17.5 million which were restructured as TDR which were not performing in accordance with their restructured terms. Included in non-accrual loans at June 30, 2011 were six loans totaling $6.1 million which were restructured as TDR which were not performing in accordance with their restructured terms. Included in non-accrual loans at December 31, 2010 were five loans totaling $3.2 million which were restructured as TDR and not performing in accordance with their restructured terms.

The Bank's non-performing assets totaled $123.1 million at September 30, 2011, an increase of $7.6 million from $115.5 million at June 30, 2011 and an increase of $4.3 million from $118.8 million at December 31, 2010. Total non-performing assets as a percentage of total assets were 2.86% at September 30, 2011 compared to 2.67% at June 30, 2011 and 2.75% at December 31, 2010. The ratio of allowance for loan losses to total non-performing loans was 25% at September 30, 2011; 27% at June 30, 2011 and 25% at December 31, 2010.

During the three months ended September 30, 2011, 40 loans totaling $30.3 million were added to non-performing loans, 18 loans totaling $7.3 million were returned to performing status, seven loans totaling $1.7 million were paid in full, 18 loans totaling $7.4 million were sold, eight loans totaling $2.5 million were transferred to other real estate owned, and charge-offs of $5.0 million were recorded on non-performing loans. Included in the additions to non-performing loans was one construction loan for $11.5 million, which was a performing TDR at June 30, 2011, as it is no longer performing in accordance with its modified terms. While construction on this project is complete, there have been delays in obtaining the certificate of occupancy. We anticipate the borrower obtaining the certificate of occupancy and accepting contracts on the units in the near term. The project is comprised of two-family homes, with sufficient collateral value to repay the loan. Also included in additions to non-performing loans were two construction loans totaling $5.2 million which are 90 days past maturity but continuing to make payments. These two loans are to the same borrower. Construction on these multi-family properties is complete, and the certificate of occupancy has been obtained on one building. This building is currently occupied, and produces sufficient cash flow to make the payments on both loans.

Non-performing investment securities include two pooled trust preferred securities for which we are not receiving payments. At September 30, 2011, these investment securities had a combined amortized cost and market value of $8.3 million and $2.5 million, respectively.

Performing loans delinquent 60 to 89 days were $14.3 million at September 30, 2011, an increase of $1.8 million from $12.5 million at June 30, 2011 and a decrease of $5.5 million from $19.8 million at December 31, 2010. Performing loans delinquent 30 to 59 days were $58.0 million at September 30, 2011, a decrease of $7.0 million from $65.0 million at June 30, 2011 and a decrease of $15.5 million from $73.5 million at December 31, 2010.

The Bank recorded net charge-offs for impaired loans of $4.8 million and $3.5 million during the three months ended September 30, 2011 and 2010, respectively, and net charge-offs for impaired loans of $13.1 million and $7.9 million during the nine months ended September 30, 2011 and 2010, respectively.

The following table shows net loan charge-offs (recoveries) for the periods indicated:

	Three months ended		Nine months ended
(In thousands)	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Multi-family residential	$ 2,188	$ 1,808	$ 3,984	$ 4,042
Commercial real estate	1,549	806	4,071	1,138
One-to-four family – mixed-use property	808	758	1,288	1,583
One-to-four family – residential	--	21	1,928	115
Construction	--	--	703	862
Small Business Administration	137	93	608	345
Commercial business and other	73	22	514	(163)
Total net loan charge-offs	$ 4,755	$ 3,508	$ 13,096	$ 7,922

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans are internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, an income approach or a sales approach. When obtained, third party appraisals are given the most weight. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. The balance which exceeds fair value is charged-off against the allowance for loan losses.

During the nine months ended September 30, 2011, mortgage-backed securities increased $30.4 million, or 4.0%, to $784.5 million from $754.1 million at December 31, 2010. The increase in mortgage-backed securities during the nine months ended September 30, 2011 was primarily due to purchases of $105.7 million and the $23.7 million improvement in fair value. These increases were partially offset by principal repayments of $95.6 million and $1.6 million in OTTI charges. During the nine months ended September 30, 2011, other securities decreased $2.9 million, or 5.9%, to $47.2 million from $50.1 million at December 31, 2010. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.  During the nine months ended September 30, 2011, there were $16.9 million in purchases offset by maturities of $7.5 million, calls of $8.0 million and a reduction in the fair value of $3.9 million.

Total liabilities were $3,884.5 million at September 30, 2011, a decrease of $50.2 million, or 1.3%, from $3,934.7 million at December 31, 2010. During the nine months ended September 30, 2011, due to depositors decreased $46.5 million, or 1.5%, to $3,116.8 million, as a result of a $75.9 million decrease in core deposits partially offset by a $29.4 million increase in certificates of deposit. Borrowed funds decreased $10.0 million during the nine months ended September 30, 2011.

Total stockholders' equity increased $28.9 million, or 7.4%, to $419.0 million at September 30, 2011 from $390.0 million at December 31, 2010. Stockholders' equity was increased by net income of $27.2 million for the nine months ended September 30, 2011, an increase in other comprehensive income of $12.2 million primarily due to an increase in the fair value of the securities portfolio, the net issuance of 266,755 common shares during the nine months ended September 30, 2011 upon vesting of restricted stock awards, the exercise of stock options and the annual funding of certain employee retirement plans through the release of common shares from the Employee Benefit Trust. These increases were partially offset by the declaration and payment of dividends on the Company's common stock of $12.0 million and the purchase of 362,050 treasury shares at a cost of $4.1 million. Book value per common share was $13.45 at September 30, 2011 compared to $12.48 at December 31, 2010. Tangible book value per common share was $12.92 at September 30, 2011 compared to $11.95 at December 31, 2010.

During the third quarter of 2011, the Company completed its previously outstanding stock repurchase program by repurchasing 362,050 shares of the Company's common stock at an average cost of $11.41 per share. On September 28, 2011, the Company announced the authorization of a new stock repurchase plan which authorizes the purchase of up to 1,000,000 shares of its common stock. At September 30, 2011, 1,000,000 shares remain to be repurchased under the current stock repurchase program.

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back or subtracting, net of tax, the net gain or loss recorded on financial assets and financial liabilities carried at fair value, OTTI charges, net gains/losses on the sale of securities, and the income or expense of certain non-recurring items listed below.

	Three months ended			Nine months ended
	September 30, 2011	September 30, 2010	June 30, 2011	September 30, 2011	September 30, 2010

GAAP income before income taxes	$ 16,906	$ 15,154	$ 15,065	$ 44,982	$ 40,848

Net (gain) loss from fair value adjustments	(2,085)	20	165	(1,265)	154
Other-than-temporary impairment charges	652	550	--	1,578	1,538
Net gain on sale of securities	--	(39)	--	--	(62)
Partial recovery of WorldCom Inc.	--	--	--	--	(164)

Core income before taxes	15,473	15,685	15,230	45,295	42,314

Provision for income taxes for core income	6,125	6,246	6,063	17,943	16,698

Core net income	$ 9,348	$ 9,439	$ 9,167	$ 27,352	$ 25,616

GAAP diluted earnings per common share	$ 0.33	$ 0.48	$ 0.29	$ 0.88	$ 1.00

Net (gain) loss from fair value adjustments	(0.03)	--	--	(0.02)	--
Other-than-temporary impairment charges	0.01	0.01	--	0.03	0.03
Net gain on sale of securities, net of tax	--	--	--	--	--
Partial recovery of WorldCom, net of tax	--	--	--	--	--
New York State Legislative tax change	--	(0.18)	--	--	(0.18)
Core diluted earnings per common share*	$ 0.30	$ 0.31	$ 0.30	$ 0.89	$ 0.84

* Core diluted earnings per common share may not foot due to rounding.

Reconciliation of GAAP and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes are not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses and OTTI charges. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented, the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the provision for loan losses and adding back or subtracting the net gain or loss recorded on financial assets and financial liabilities carried at fair value, OTTI charges, net gains/losses on the sale of securities, and the income or expense of certain non-recurring items listed below.

	Three months ended			Nine months ended
	September 30, 2011	September 30, 2010	June 30, 2011	September 30, 2011	September 30, 2010
			(in thousands)

GAAP income before income taxes	$ 16,906	$ 15,154	$ 15,065	$ 44,982	$ 40,848

Provision for loan losses	5,000	5,000	5,000	15,000	15,000
Net (gain) loss from fair value adjustments	(2,085)	20	165	(1,265)	154
Other-than-temporary impairment charges	652	550	--	1,578	1,538
Net gain on sale of securities	--	(39)	--	--	(62)
Partial recovery of WorldCom Inc.	--	--	--	--	(164)

Core net income before the provision for loan losses and income taxes	$ 20,473	$ 20,685	$ 20,230	$ 60,295	$ 57,314

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB (the "Bank"), a federally chartered stock savings bank insured by the FDIC. Flushing Bank is a trade name of Flushing Savings Bank, FSB. The Bank serves consumers and businesses by offering a full complement of deposit, loan and cash management services through its sixteen banking offices located in Queens, Brooklyn, Manhattan and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide. Flushing Commercial Bank, a wholly-owned subsidiary, provides banking services to public entities including counties, cities, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Cash and due from banks	$ 50,902	$ 47,789
Securities available for sale:
Mortgage-backed securities	784,524	754,077
Other securities	47,166	50,112
Loans:
Multi-family residential	1,333,806	1,252,176
Commercial real estate	604,781	662,794
One-to-four family ― mixed-use property	705,936	728,810
One-to-four family ― residential	222,552	241,376
Co-operative apartments	5,562	6,215
Construction	51,522	75,519
Small Business Administration	14,460	17,511
Taxi medallion	68,570	88,264
Commercial business and other	206,560	187,161
Net unamortized premiums and unearned loan fees	15,312	16,503
Allowance for loan losses	(29,603)	(27,699)
Net loans	3,199,458	3,248,630
Interest and dividends receivable	18,485	19,475
Bank premises and equipment, net	23,193	23,041
Federal Home Loan Bank of New York stock	30,827	31,606
Bank owned life insurance	78,196	76,129
Goodwill	16,127	16,127
Core deposit intangible	1,054	1,405
Other assets	53,604	56,354
Total assets	$ 4,303,536	$ 4,324,745

LIABILITIES
Due to depositors:
Non-interest bearing	$ 111,175	$ 96,198
Interest-bearing:
Certificate of deposit accounts	1,549,958	1,520,572
Savings accounts	363,025	388,512
Money market accounts	230,608	371,998
NOW accounts	862,047	786,015
Total interest-bearing deposits	3,005,638	3,067,097
Mortgagors' escrow deposits	33,254	27,315
Borrowed funds	698,659	708,683
Other liabilities	35,818	35,407
Total liabilities	3,884,544	3,934,700

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares and 31,255,934 shares issued at September 30, 2011 and December 31, 2010, respectively; 31,160,639 shares and 31,255,934 shares outstanding at September 30, 2011 and December 31, 2010, respectively)	315	313
Additional paid-in capital	195,138	189,348
Treasury stock (369,956 shares at September 30, 2011 and none at December 31, 2010)	(4,235)	--
Retained earnings	219,282	204,128
Accumulated other comprehensive income (loss), net of taxes	8,492	(3,744)
Total stockholders' equity	418,992	390,045

Total liabilities and stockholders' equity	$ 4,303,536	$ 4,324,745

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010

Interest and dividend income
Interest and fees on loans	$ 47,767	$ 50,098	$ 144,578	$ 148,775
Interest and dividends on securities:
Interest	8,325	7,955	24,581	23,600
Dividends	202	207	606	610
Other interest income	35	11	89	33
Total interest and dividend income	56,329	58,271	169,854	173,018

Interest expense
Deposits	12,266	13,315	36,954	40,641
Other interest expense	6,962	9,095	21,849	29,571
Total interest expense	19,228	22,410	58,803	70,212

Net interest income	37,101	35,861	111,051	102,806
Provision for loan losses	5,000	5,000	15,000	15,000
Net interest income after provision for loan losses	32,101	30,861	96,051	87,806

Non-interest income (loss)
Other-than-temporary impairment ("OTTI") charge	(4,816)	(3,319)	(8,999)	(6,136)
Less: Non-credit portion of OTTI charge recorded in Other Comprehensive Income, before taxes	4,164	2,769	7,421	4,598
Net OTTI charge recognized in earnings	(652)	(550)	(1,578)	(1,538)
Loan fee income	538	433	1,487	1,283
Banking services fee income	430	437	1,279	1,350
Net gain (loss) on sale of loans	493	(6)	493	17
Net gain from sale of securities	--	39	--	62
Net gain (loss) from fair value adjustments	2,085	(20)	1,265	(154)
Federal Home Loan Bank of New York stock dividends	338	444	1,180	1,508
Bank owned life insurance	705	702	2,067	2,040
Other income	358	470	1,108	1,676
Total non-interest income	4,295	1,949	7,301	6,244

Non-interest expense
Salaries and employee benefits	9,715	8,754	29,424	26,126
Occupancy and equipment	1,971	1,850	5,712	5,315
Professional services	1,697	1,535	4,933	5,059
FDIC deposit insurance	1,030	1,200	3,409	3,723
Data processing	1,139	1,106	3,325	3,274
Depreciation and amortization	792	692	2,337	2,094
Other real estate owned / foreclosure expense	770	389	1,638	769
Other operating expenses	2,376	2,130	7,592	6,842
Total non-interest expense	19,490	17,656	58,370	53,202

Income before income taxes	16,906	15,154	44,982	40,848

Provision for income taxes
Federal	5,099	7,489	13,575	15,189
State and local	1,657	(6,963)	4,230	(4,627)
Total taxes	6,756	526	17,805	10,562

Net income	$ 10,150	$ 14,628	$ 27,177	$ 30,286

Basic earnings per common share	$ 0.33	$ 0.48	$ 0.89	$ 1.00
Diluted earnings per common share	$ 0.33	$ 0.48	$ 0.88	$ 1.00
Dividends per common share	$ 0.13	$ 0.13	$ 0.39	$ 0.39

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	At or for the three months ended September 30,		At or for the nine months ended September 30,
	2011	2010	2011	2010
Per Share Data
Basic earnings per share	$ 0.33	$ 0.48	$ 0.89	$ 1.00
Diluted earnings per share	$ 0.33	$ 0.48	$ 0.88	$ 1.00
Average number of shares outstanding for:
Basic earnings per common share computation	30,678,560	30,359,226	30,707,433	30,323,223
Diluted earnings per common share computation	30,692,762	30,377,761	30,744,499	30,352,123
Book value per common share (1)	$13.45	$12.60	$13.45	$12.60
Tangible book value per common share (2)	$12.92	$12.07	$12.92	$12.07

Average Balances
Total loans, net	$ 3,205,627	$ 3,257,821	$ 3,224,901	$ 3,234,948
Total interest-earning assets	4,117,069	4,029,012	4,101,233	3,986,560
Total assets	4,340,349	4,243,428	4,319,135	4,202,472
Total due to depositors	3,030,132	2,899,226	3,054,918	2,782,479
Total interest-bearing liabilities	3,790,226	3,748,814	3,787,168	3,718,554
Stockholders' equity	408,659	380,211	398,898	370,738
Common stockholders' equity	408,659	380,211	398,898	370,738

Performance Ratios (3)
Return on average assets	0.94%	1.38%	0.84%	0.96%
Return on average equity	9.93	15.39	9.08	10.89
Yield on average interest-earning assets	5.47	5.79	5.52	5.79
Cost of average interest-bearing liabilities	2.03	2.39	2.07	2.52
Interest rate spread during period	3.44	3.40	3.45	3.27
Net interest margin	3.60	3.56	3.61	3.44
Non-interest expense to average assets	1.80	1.66	1.80	1.69
Efficiency ratio (4)	48.27	46.00	49.16	47.99
Average interest-earning assets to average interest-bearing liabilities	1.09 X	1.07 X	1.08 X	1.07 X

(1) Calculated by dividing common stockholders' equity of $419.0 million and $393.5 million at September 30, 2011 and 2010, respectively, by 31,160,639 and 31,237,874 shares outstanding at September 30, 2011 and 2010, respectively. Common stockholders' equity is total stockholders' equity less the liquidation preference value of any preferred shares outstanding.
(2) Calculated by dividing tangible common stockholders' equity of $402.7 million and $376.9 million at September 30, 2011 and 2010, respectively, by 31,160,639 and 31,237,874 shares outstanding at September 30, 2011 and 2010, respectively. Tangible common stockholders' equity is total stockholders' equity less intangible assets (goodwill and core deposit intangible, net of deferred taxes).
(3) Ratios for the three and nine months ended September 30, 2011 and 2010 are presented on an annualized basis.
(4) Calculated by dividing non-interest expense (excluding OREO expense) by the total of net interest income and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges, net gains on the sale of securities and certain non-recurring items).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the nine months ended September 30, 2011	At or for the year ended December 31, 2010

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Core capital (well capitalized = 5%)	9.51%	9.18%
Tier 1 risk-based capital (well capitalized = 6%)	14.24	13.07
Total risk-based capital (well capitalized = 10%)	15.28	13.98

Capital ratios:
Average equity to average assets	9.24%	8.89%
Equity to total assets	9.74	9.02
Tangible common equity to tangible assets	9.39	8.67

Asset quality:
Non-performing loans	$ 116,357	$ 112,092
Non-performing assets	123,145	118,814
Net charge-offs	13,096	13,625

Asset quality ratios:
Non-performing loans to gross loans	3.62%	3.44%
Non-performing assets to total assets	2.86	2.75
Allowance for loan losses to gross loans	0.92	0.85
Allowance for loan losses to non-performing assets	24.04	23.31
Allowance for loan losses to non-performing loans	25.44	24.71

Full-service customer facilities	16	15

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended September 30,
	2011			2010
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,923,686	44,082	6.03%	$ 2,965,095	46,075	6.22%
Other loans, net (1)	281,941	3,685	5.23	292,726	4,023	5.50
Total loans, net	3,205,627	47,767	5.96	3,257,821	50,098	6.15
Mortgage-backed securities	777,186	8,036	4.14	693,652	7,783	4.49
Other securities	59,868	491	3.28	46,026	379	3.29
Total securities	837,054	8,527	4.07	739,678	8,162	4.41
Interest-earning deposits and federal funds sold	74,388	35	0.19	31,513	11	0.14
Total interest-earning assets	4,117,069	56,329	5.47	4,029,012	58,271	5.79
Other assets	223,280			214,416
Total assets	$ 4,340,349			$ 4,243,428

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 368,026	560	0.61	411,546	853	0.83
NOW accounts	833,403	1,600	0.77	746,183	1,957	1.05
Money market accounts	239,270	309	0.52	392,715	947	0.96
Certificate of deposit accounts	1,589,433	9,783	2.46	1,348,782	9,543	2.83
Total due to depositors	3,030,132	12,252	1.62	2,899,226	13,300	1.83
Mortgagors' escrow accounts	33,358	14	0.17	34,360	15	0.17
Total deposits	3,063,490	12,266	1.60	2,933,586	13,315	1.82
Borrowed funds	726,736	6,962	3.83	815,228	9,095	4.46
Total interest-bearing liabilities	3,790,226	19,228	2.03	3,748,814	22,410	2.39
Non interest-bearing deposits	110,800			88,055
Other liabilities	30,664			26,348
Total liabilities	3,931,690			3,863,217
Equity	408,659			380,211
Total liabilities and equity	$ 4,340,349			$ 4,243,428

Net interest income / net interest rate spread		$ 37,101	3.44%		$ 35,861	3.40%

Net interest-earning assets / net interest margin	$ 326,843		3.60%	$ 280,198		3.56%

Ratio of interest-earning assets to interest-bearing liabilities			1.09 X			1.07 X

(1)     Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges and prepayment penalties) of approximately $0.4 million for each of the three months ended September 30, 2011 and 2010.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the nine months ended September 30,
	2011			2010
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,932,399	133,326	6.06%	$ 2,955,810	137,250	6.19%
Other loans, net (1)	292,502	11,252	5.13	279,138	11,525	5.51
Total loans, net	3,224,901	144,578	5.98	3,234,948	148,775	6.13
Mortgage-backed securities	752,362	23,740	4.21	661,627	22,733	4.58
Other securities	59,524	1,447	3.24	58,419	1,477	3.37
Total securities	811,886	25,187	4.14	720,046	24,210	4.48
Interest-earning deposits and federal funds sold	64,446	89	0.18	31,566	33	0.14
Total interest-earning assets	4,101,233	169,854	5.52	3,986,560	173,018	5.79
Other assets	217,902			215,912
Total assets	$ 4,319,135			$ 4,202,472

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 373,676	1,732	0.62	417,528	2,643	0.84
NOW accounts	823,074	5,100	0.83	649,022	5,642	1.16
Money market accounts	300,956	1,118	0.50	399,535	2,905	0.97
Certificate of deposit accounts	1,557,212	28,966	2.48	1,316,394	29,408	2.98
Total due to depositors	3,054,918	36,916	1.61	2,782,479	40,598	1.95
Mortgagors' escrow accounts	38,958	38	0.13	38,546	43	0.15
Total deposits	3,093,876	36,954	1.59	2,821,025	40,641	1.92
Borrowed funds	693,292	21,849	4.20	897,529	29,571	4.39
Total interest-bearing liabilities	3,787,168	58,803	2.07	3,718,554	70,212	2.52
Non interest-bearing deposits	105,405			86,300
Other liabilities	27,664			26,880
Total liabilities	3,920,237			3,831,734
Equity	398,898			370,738
Total liabilities and equity	$ 4,319,135			$ 4,202,472

Net interest income / net interest rate spread		$ 111,051	3.45%		$ 102,806	3.27%

Net interest-earning assets / net interest margin	$ 314,065		3.61%	$ 268,006		3.44%

Ratio of interest-earning assets to interest-bearing liabilities			1.08 X			1.07 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges and prepayment penalties) of approximately $1.2 million and $0.9 million for the nine months ended September 30, 2011 and 2010, respectively.
CONTACT: David W. Fry
         Executive Vice President, Treasurer and
         Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400